Highwater Ethanol, LLC

Ethanol News

July 2024
Volume 1 | Issue 5



From the desk of...

Highwater Ethanol, LLC CEO Brian Kletscher

We are nearing the completion of 15 years of operations at Highwater Ethanol. The time has flown by since our first grind in August 2009. We believe that we have made great progress in our operations.

We filed our Form 10Q for the Second Quarter on June 13, 2024. Net income continues to lag behind last year. Through the first two quarters we reported net loss of approximately $773,300. Margins have improved since completing the Second Quarter.

Highwater Ethanol paid a distribution in December 2021 of $1500/unit and one of $2300/unit in February 2022 for a total distribution of $3,800/unit for the fiscal year ended October 31, 2022. We paid a distribution of $3200/unit in December 2022 for a total distribution of $3,800/unit for the fiscal year ended October 31, 2023. We also paid a distribution of $3400/unit in December 2023, bringing the total distributions for those periods to $10,400/unit or a total of $49,529,800.

We continue to focus on operations to ensure the best efficiencies we can get at your facility. During the 2023 Fiscal Year, we produced an average of 3.033 gallons of denatured ethanol per bushel of corn ground. We have maintained these efficiencies through the first two quarters in 2024. We continue to review enzymes, yeast, and other items to ensure the best efficiencies and we are proud of our team for maintaining this production rate! Our efficiencies in corn oil production have continued. We did see a minor reduction in corn oil per bushel, however that has rebounded nicely in the past two months. Please see the table below on additional efficiencies in the past six years.

	Corn	Com	Avg	Ethanol	Gallons		Ethanol	-- Dry Distillers --		Modified Distillers			Corn oil			Nat Gas		Corn	Electricity		Days
	Delivered	Grind	Grind	Production	Shipped	Yield	Price	Prodtn	Ship	Prodtn	Ship	Yield	Prod	Ship	Yield	BTU used	BTU Gallon	Cost	KW used	KW gallon	Operation
2018	20,141,772	20,172,329	56,680	58,943,177	9,282,611	2.922	$1.23	115,824	115,187	56,286	56,288	14.5	14165775	14088020	0.702	1,451,037	24.6	$3.34	43,024,973	0.730	355.9
2019	20,661,721	20,466,769	57,234	61,016,575	1,460,401	2.981	$1.25	111,445	112,878	57,992	58,059	14.0	13404063	13460280	0.655	1,422,233	23.3	$3.63	42,627,817	0.699	357.6
2020	20,885,834	20,311,948	56,833	61,703,648	1,250,648	3.038	$1.23	106,951	107,581	55,022	55,031	13.5	16351210	16418380	0.805	1,382,471	22.4	$3.46	41,751,752	0.677	357.4
2021	20,771,927	21,402,421	60,052	65,173,538	5,512,494	3.045	$1.92	110,540	108,070	59,199	59,124	13.3	21129492	21069280	0.987	1,475,446	22.6	$5.69	43,773,288	0.672	356.4
2022	22,793,376	22,966,900	63,957	69,273,283	9,183,883	3.016	$2.50	109,945	111,768	88,007	88,034	13.7	21963118	22014500	0.956	1,537,005	22.2	$7.05	45,062,919	0.651	359.1
2023	24,068,606	23,030,655	63,832	69,840,780	9,740,130	3.033	$2.14	109,321	109,311	86,038	85,966	13.5	24,878,261	4,908,340	1.080	1,540,388	22.1	$5.94	44,925,054	0.643	360.8

In March 2022, we received our air emission permit from the Minnesota Pollution Control Agency {MPCA}. The updated permit included an additional fermenter. The construction of our fermenter started in May 2024 and is expected to be completedin the fall of 2024. The fermenter will allow us to improve the efficiencies in the plant. Our current permit allows our production rate of undenatured ethanol per year to be 68 million gallons or about 70.2 million gallons of denatured ethanol per year. We continue to review our production rates and current demand for fuel ethanol. We have

In This Issue...

1-2 Brian Kletscher
3 Luke Schneider
4 Lab Completion
6 Dillon Imker & Derek Trapp

been operating at our permitted levels during the past year, with good efficiency. We are reviewing future opportunities to increase production through a permit update with MPCA. Margins in the ethanol industry in 2024 have been on a roller coaster ride. Those appear to be leveling off and we are optimistic we may be moving toward positive margins. We continue to monitor the markets and adjust when needed. The variation in ethanol netbacks continued during the first two quarters of 2024 with a range of $1.29 - $1.67 - per gallon. We have also seen corn prices vary from $4.00 - $4.74 per bushel. We believe that our 2024 Fiscal Year will likely continue to be a very interesting year for renewable ethanol and renewable biofuels and we will continue to work to obtain additional market share for our products. We continue to market approximately 3.5% - 5% of our production as cellulosic ethanol. This was tested out and approval received in March 2021 by the California Air Resources Board {CARB}. We look forward to producing these products now and into the future. What is in store for renewable fuels in the future? We have seen many different technologies over the years. Sustainable Aviation fuel is a technology that everyone is watching, the Federal government and State of Minnesota government are certainly promoting this to be part of the renewable fuel mix. What will be the right technology, can we be cost competitive, and can we meet timelines? Those are all questions that we are asking. Will this technology be bankable, will lenders be interested in financing these projects, we have many questions and short amount of time to figure this out. Is CO2 sequestration in the future for all industries in the United States, is this going to be sustainable long term, are there other products that can be produce from CO2? Again, many questions with little direction on the technologies that will again be available. Current topics at our Management meetings include discussion of the following: • Sustainable Aviation Fuel {SAF} • D3 RINs discussion Cellulosic Ethanol – EPA Pathway approved each D3 RIN value is $3.00 • E-methanol from CO2 capture used in Global Shipping Industry • Inflation Reduction Act {IRA} Path to utilize the IRA Clean Fuel Production Credit. Less than 50 CI score is $.02/gallon for each point. 45Z Tax credit. • Reducing our CI Score potential pathways. • Carbon Index Scoring – GREET Model. • Canada Ethanol Market CI score • AI – Where does this fit into Production, Hedging. Highwater continues to purchase corn from our area producers. The 2023 corn crop quality and bushels have been a blessing for this area. Good quality corn certainly helps us maintain our efficiencies. The weather this spring has been challenging with a lot of rain throughout our corn production area. Industry Information. E15 and exports should be a continued priority in 2024. Exports are needed to support a very efficient U.S Ethanol industry. As production capacity is available in the U.S., we expect that exports and domestic use will continue to be the key for the industry in the future. We anticipate and look forward to increased interest from countries including Mexico, Canada, China, and Japan with the on-going trade agreements, as well as continued interest from Vietnam, Philippines, India, and many others. We encourage you to use a higher blend such as E15, E30 or E85! We believe that use of higher blends will continue to reduce our dependence on crude oil and contribute to cleaner air!! Highwater Ethanol continues to support E10 and E15 blends for 2001 and new vehicles and higher blends if you have a flex fuel vehicle. We believe the ethanol industry can respond to meeting the higher blend rates. Highwater Ethanol continues to work with the Minnesota Biofuels Association to promote ethanol use and we are working to move E15 forward in the State of Minnesota. Minnesota currently has over 520 - E15 pumps available as well as many blend pumps to ensure the consumer has a choice. As owners in the ethanol industry, each member should be doing his or her part in using a higher blend of ethanol and asking for the higher blends of ethanol if it is currently not available in your area. We are members of the Renewable Fuels Association and American Coalition for Ethanol. These entities do a great job in representing the ethanol industry at the federal level. Our Mission Statement: “To successfully operate a bio – energy facility, which will be profitable to our investor owners while contributing to the economic growth in the region. Highwater Ethanol is committed to the present while focusing on the future.” Highwater Ethanol’s Vision Statement: Highwater Ethanol will identify opportunities that position the business to provide sustainable competitive advantages through short and long - term core investments. A few core priorities that were identified include: 1) remain a low cost, efficient and high-quality producer; 2) Review new technology opportunities; 3) Review all opportunities within our core business; and 4) Continue long term distributions when appropriate. We encourage you to visit our web page at highwaterethanol.com. This website will give you markets, weather, investor information and related items. Like us on Facebook! If you are ever passing through the area and would like a tour of your facility, please stop by as we would be very happy to walk you through the facility. Our management team consists of: Luke Schneider, CFO, Derek Trapp Co-Plant/Production Manager, Dillon Imker Co-Plant/Production Manager, Tom Streifel, Risk/ Commodity, Todd Horning, Maintenance Manager, Lisa Landkammer, EHS Manager and Mandy Bosacker, Lab Manager. We have positioned our team to be successful in the ethanol industry. Have a safe summer!!! We will take care of the present as we focus on the future!!! Brian Kletscher, CEO Highwater Ethanol, LLC 2

We are halfway through 2024 and nearing the end of our fiscal 3rd Quarter. Our 2nd Quarter, Form 10-Q, report was recently filed on June 13th. Unfortunately, it was the first quarter to show a net loss in years. We saw ethanol values slipping during our 1st Qtr. and they bottomed out during the beginning of the 2nd Qtr. We also had our typical spring shutdown during the 2nd Qtr., which adds additional expense while decreasing the days of production. One of the positives of taking our shutdown during April was that we were down while crush margins were low. Since our shutdown, we have seen crush margins improve and we look forward to a better second half of our fiscal year. The work on our new fermenter is underway and we continue to look for additional opportunities to add value to our facility. There has been a lot of talk recently regarding the 45Z tax credit. This is one of the opportunities we continue to discuss as it could add value to projects in coming years. Please find below the breakdown of Statement of Operations for both the 2nd Quarter individually and in total for the six-month period. Further details regarding our financial performance can be found in our Form 10-Q filings that are available through our website. Sincerely, Luke Schneider CFO The Financial Insights Luke Schneider 3

Highwater Ethanol, LLC Lab Completion 4

5

Co-Plant Managers Dillon Imker & Derek Trapp It’s another wet morning at Highwater Ethanol. It is safe to say that with the abundance of rain the drought is over. This has been a common occurrence throughout the spring making for less-than- ideal planting conditions for our area farmers. We are hoping for some warmer weather to help crop quality progress. The plant continues to run well at our current production of 193,000 gallons of Denatured Ethanol per day. At this rate we are right below our permit of 70.2 million Denatured gallons per year. For the month of May we averaged 3.01 gallons of Denatured Ethanol per bushel of corn. Some opportunities we have started working on is the addition of a 5th fermenter. In May we were able to get the soil correction completed and we are expecting concrete work to start in June. We hope to start utilizing the 5th ferm in November. Adding another ferm will increase our fermentation time from 56 hours to 70 hours. The additional fermentation time will help us increase our yield and give us the opportunity to look at different fermentation ingredients. Corn oil continues to be a great co – product for Highwater. With prices around $0.45 per pound and a yield of 1.03 pounds per bushel it is a great revenue source. We continue to review technologies to increase our corn oil yield. If you recall we didn’t have a spring shutdown the last couple of years but felt it was necessary to have one this year. On April 8th we shut the plant down and started it back up on April 11th. During our outage we were able to get some routine cleaning and maintenance done. We had over 80 contractors onsite to help make sure we got everything done quickly and safely. Our fall outage is scheduled for August 19th. We will complete routine cleaning and any maintenance items necessary including tie in points for our 5th fermenter. On June 11th and 12th your management team traveled to Minneapolis for the annual Fuel Ethanol Workshop. This is an event we try and attend every year. It gives the team at Highwater an opportunity to visit with people in the industry and learn about new technologies. Carbon Intensity is driving most new technology. The industry is looking to lower CI scores to bring more value to the plants. We are reviewing all avenues when looking at potential plant projects. As we work through 2024, we look forward to the opportunities this year brings. Dillon Imker & Derek Trapp 6

Sleepy Eye Crops Class Tour - May 1, 2024 The Canadian Pacific Railroad (CP Rail) awarded Highwater Ethanol a Safe Shipper Award for the safe transportation of hazardous materials on the CP lines in 2022. Safety is the foundation of everything we do! Operating safely always requires attention to detail and depends on active participation from all employees. Pictured above include CFO Luke Schneider, CEO Brian Kletscher, Ethanol Loadout Kyle West, David Frank, and Kurt Moody, Co – Plant/Operations Manager Dillon Imker, Safety Coordinator Josh Mason, and Co – Plant/Operations Manager Derek Trapp. 7

Highwater Ethanol, LLC 24500 US Highway 14 Lamberton, Minnesota 56152 info@highwaterethanol.com www.highwaterethanol.com 507.752.6160 PRST STD U.S. POSTAGE PAID MN MAIL This newsletter contains forward-looking statements that involve future events, our future performance and our expected future operations and actions. In some cases, you can identify forward-looking statements by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “expect,” “plant,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” or the negative of these terms or other similar expressions. These forward- looking statements are only our predictions and involve numerous assumptions, risks and uncertainties, including, but not limited to those listed below and those business risks and factors described in our filings with the Securities and Exchange Commission (“SEC”). Changes in our business strategy, capital improvements or development plans; Changes in plant production capacity or technical difficulties in operating the plant; Changes in the environmental regulations that apply to our plant site and operations; Changes in general economic conditions or the occurrence of certain events causing an economic impact in the agriculture, oil or grains; Changes in federal and/or state laws (including the elimination of any federal and/or state ethanol tax incentives); Overcapacity within the ethanol industry; Changes and advances in ethanol production technology; Competition in the ethanol industry and from alternative fuel additives; Lack of transportation, storage and blending infrastructure preventing ethanol from reaching high demand markets; Volatile commodity and financial markets; and the results of our hedging transactions and other risk management strategies. Our actual results or actions could and likely will differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in these communications. We are not under any duty to update the forward-looking statements contained in this newsletter. We cannot guarantee future results, levels of activity, performance or achievements. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this communication. You should read this newsletter with the understanding that our actual results may be materially different from what we currently expect. We qualify all of our forward-looking statements by these cautionary statements.